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FINAL RESULTS OF NEURALSTEM PHASE I STEM CELL TRIAL IN AMYOTROPHIC LATERAL SCLEROSIS PUBLISHED IN ANNALS OF NEUROLOGY

ROCKVILLE, MD, March 17, 2014 -- Neuralstem, Inc. (NYSE MKT: CUR) announced that the final results from the Phase I safety trial using NSI-566 spinal cord stem cells in the treatment of amyotrophic lateral sclerosis (ALS or Lou Gehrig’s disease) were published in the peer-reviewed journal, “Annals of Neurology” http://onlinelibrary.wiley.com/doi/10.1002/ana.24113/full. In “Intraspinal Neural Stem Cell Transplantation in Amyotrophic Lateral Sclerosis: Phase I Trial Outcomes,” results were updated from Phase I interim data, reported earlier, to include data from the last six patients in the trial. These six patients were the first to receive cervical stem cell transplants. Three of them were also the first to be transplanted along the length of their spines, in both the lumbar and the cervical regions. The results showed that NSI-566 human spinal cord stem cells can be safely transplanted in both the lumbar and cervical spinal cord segments, did not accelerate disease progression, and warrant further study on dosing and therapeutic efficacy. Furthermore, the researchers were able to identify potential therapeutic windows, suggesting that more injections, as well as multiple injections, are better and may increase both the length and the magnitude of the potential benefits. This is consistent with the hypothesized neuroprotective mechanism-of-action for this cell therapy.

Since concluding Phase I, the trial has progressed to Phase II at three centers, Emory University Hospital in Atlanta, Georgia, the ALS Clinic at the University of Michigan Health System, in Ann Arbor, Michigan, and Massachusetts General Hospital in Boston, Massachusetts, which treated its first patient in February. Treatment of three of the five Phase II cohorts has been completed.

“Although this was a Phase I trial, and functional outcome data were collected for the purpose of assessing safety, we performed secondary analyses of these data as a means to gain insight into how cellular transplantation affected disease progression rates and to inform outcome assessment approaches in future trial phases,” said Eva Feldman, MD, PhD, Director of the A. Alfred Taubman Medical Research Institute, Director of Research of the ALS Clinic at the University of Michigan Health System, principle investigator for the NSI-566/ALS trial and lead author. Dr. Feldman is also an unpaid consultant to Neuralstem.

“Pre-surgical disease progression rates for the various functional outcome measures were calculated to create slopes for each patient, so that we could determine if post-surgical data points, at 6, 9, 12 and 15 months, improved relative to predicted points. We also did analyses to determine which, if any, functional outcome assessment most closely correlated with the overall ALSFRS-R scores,” said Dr. Feldman. “Comparison of the outcome data to predicted outcome points in group E (patients who received both lumbar and cervical injections) revealed improvements in a significant number of measures at 6, 9, 12 and 15 months post-surgery. Overall, 50% of the patients in the trial showed improvement across multiple clinical measures at the same time points. We also found that a measure of grip strength correlated most closely with the overall ALSFRS-R scores.

Dr. Feldman added, “Finally, we conducted an analysis to identify the most biologically active period of the injected cells for the patients receiving both lumbar and cervical injections. This analysis reveals that the maximal periods of benefit correlate with the two surgical interventions. Importantly, as the ‘bell-shaped curve’ associated with each intervention is likely due to disease progression, increasing the total cell dose, and applying multiple applications of these stem cells, may increase both the length and magnitude of the potential benefit. We are of course exploring this very dosing regimen in our ongoing Phase II trial.”

“The completion of this Phase I study is a major milestone for the testing of intraspinal stem cell therapy for ALS,” said Jonathan Glass, MD, Professor of Neurology and Pathology, Emory University School of Medicine and Director of the Emory ALS Center, site principal investigator and a senior study author. “We have now shown that the procedure is safe for both lumbar and cervical injections, allowing us to move forward with an aggressive program to test whether this treatment will improve the course of disease for patients with ALS.”

“This peer-reviewed article is the first such report of cervical and dual-targeted intraspinal transplantation of neural stem cells in ALS subjects,” said Karl Johe, PhD, Neuralstem’s Chairman of the Board and Chief Scientific Officer. “We believe our cells offer a means to replace lost cells, provide neurotrophic support, and improve the diseased microenvironment. This study demonstrates these factors, and that the cells and the novel surgical route of administration are safe and well-tolerated. Our ability to directly inject cells into the cervical regions of the spinal cord represents a significant advance in the field of cell therapy.

“We would like to thank the incredible teams at both Michigan and Emory who made this study possible, and who continue working with us today in our ongoing Phase II trial. We’d like to give special thanks to Dr. Jonathan Glass, Director of the Emory ALS Center, the Emory site principle investigator, and Dr. Nick Boulis, Associate Professor of Neurosurgery at Emory School of Medicine, the surgeon for all of the Phase I surgeries, and the inventor of the spinal-mounted stabilization and injection platform and floating cannula surgical devices used to deliver the cells,” concluded Dr. Johe.

About Neuralstem

Neuralstem's patented technology enables the production of neural stem cells of the brain and spinal cord in commercial quantities, and the ability to control the differentiation of these cells constitutively into mature, physiologically relevant human neurons and glial cells. Neuralstem’s NSI-566 spinal cord-derived stem cell therapy is in Phase II clinical trials for amyotrophic lateral sclerosis (ALS), often referred to as Lou Gehrig's disease. Neuralstem has been awarded orphan status designation by the FDA for its ALS cell therapy.

In addition to ALS, the company is also targeting major central nervous system conditions with its NSI-566 cell therapy platform, including spinal cord injury and ischemic stroke. The company has received FDA approval to commence a Phase I safety trial in chronic spinal cord injury.

Neuralstem also maintains the ability to generate stable human neural stem cell lines suitable for systematic screening of large chemical libraries. Through this proprietary screening technology, Neuralstem has discovered and patented compounds that may stimulate the brain's capacity to generate neurons, possibly reversing pathologies associated with certain central nervous system conditions.  The company has completed a Phase I safety trial evaluating NSI-189, its first neurogenic small molecule product candidate, for the treatment of major depressive disorder (MDD). Additional indications might include traumatic brain injury (TBI), Alzheimer's disease, and post-traumatic stress disorder (PTSD).

For more information, please visit www.neuralstem.com or connect with us on Twitter, Facebook and LinkedIn

Cautionary Statement Regarding Forward Looking Information:

This news release may contain forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements in this press release regarding potential applications of Neuralstem's technologies constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Neuralstem's periodic reports, including the annual report on Form 10-K for the year ended December 31, 2013.

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